December 10, 2002	Exhibit 10.2

Mr. Srinivas Kuchipudi

Dear Kuch:

This letter describes your agreement with Innovex, Inc. (“Innovex”) regarding your termination as Vice President of Worldwide Operations of Innovex effective December 31, 2002 and your continued role as an Advisor through December 31, 2003. Although not obligated to do so, Innovex is offering to provide you with the following benefits in exchange for your agreement to the terms and conditions set forth below.

Base Salary Compensation

In consideration of this Agreement and your continued role as an Advisor, you will receive severance compensation equal to twelve (12) months of your current base salary. This severance shall be paid in equal bi-weekly installments during the period January 1, 2003 through December 31, 2003. Subject to applicable withholding taxes, this shall begin to be paid to you after the expiration of the 15 day rescissionary period described below. You acknowledge and agree that this severance payment supercedes and replaces the lump sum payment identified and described in paragraph 3 of your Employment Agreement (“Employment Agreement”) and that you are no longer entitled to that lump sum payment.

Health and Dental Benefits

Upon your termination as Vice President of Worldwide Operations of Innovex, on December 31, 2002, you shall receive a COBRA notification entitling you to elect continued health and dental benefits coverage for eighteen (18) months. Should you elect to continue coverage under COBRA, Innovex agrees to pay the premiums for such continued coverage for twelve (12) months or until you receive similar benefits from a new employer.

Stock Options

In your continued role as an Advisor to Innovex, you will be treated as an employee for purposes of any applicable Innovex Stock Option Plan. Accordingly, you shall have full stock option vesting and exercise privileges as provided for under any applicable Innovex Stock Option Plan through December 31, 2003. In the event of a change in control of Innovex, Inc. prior to December 31, 2003, all of your granted options shall vest in a method identical to any officers of Innovex that have accelerated option vesting related to a change in control. You understand and agree that Innovex makes no representations as to any tax consequences that may or may not occur as a result of this provision.

Additional Benefits

Innovex, Inc. shall provide, at no cost to you, your assigned personal computer and, through June 30, 2003, shall permit you to use the company’s e-mail system and voicemail system. Innovex, Inc., at its expense, shall provide you with executive level out-placement services to be chosen by Innovex. If you desire, you shall receive a letter of recommendation on Innovex, Inc. letterhead, executed by the Innovex, Inc. CEO detailing all areas of responsibilities assigned during your employment. Effective November 1, 2002, Innovex, Inc. will pay any penalties required to release you from your Minneapolis apartment lease. Innovex will, after receiving a receipt, reimburse you for moving expenses not to exceed $1,500. Except for those employee benefits expressly provided for herein, no other Innovex employee benefits shall be provided to you and you shall not be eligible for or entitled to any such benefits as of December 31, 2002.

Death/Disability

Neither your death nor disability shall affect in any manner or respect Innovex’s obligations herein. In the event of your death, the payments and other obligations of Innovex shall be paid as directed by your estate.

In consideration of the benefits outlined above, you agree to do the following:

3.	Continuing Obligations. During the period between January 1, 2003 through December 31, 2003 you agree to provide advisory services from time-to-time on issues relating to Operations.

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Your obligations of confidentiality, assignment of inventions and creations, and covenant not to compete as set forth in paragraphs 5, 6, and 7 of your Employment Agreement shall continue in full force and effect. Except that the non-compete provisions contained in paragraph 7 of your Employee Agreement shall begin to run as of December 31, 2002.

4.	Release. You hereby release Innovex and its affiliates, officers, directors, agents, shareholders, employees, attorneys, insurers, and indemnitors (collectively, the “Releasees”) from any and all claims and causes of action, known or unknown, which you may have against any and all of them to and through the date hereof. Through this release you extinguish all causes of action against the Releasees occurring up to the date of this agreement and through the date of performance of this agreement, subject to the full performance of the terms and conditions of this agreement, including but not limited to any contract, wage, or benefit claims, intentional infliction of emotional distress, defamation, or any other tort claims and all claims arising from any foreign, international, federal, state, or municipal law or ordinance. This release extinguishes any potential claims of employment discrimination arising from your employment with and termination from Innovex, including specifically any and all claims under the Minnesota Human Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Title VII of the Civil Rights Act of 1964. You certify that you: (a) have not filed any claims, complaints, or other actions against any Releasee; and (b) are waiving any right to recover from Innovex under any lawsuit or charge filed by you or any federal, state, or local agency on your behalf based upon any event occurring up to the date on which you sign this agreement.

You have the right to rescind this agreement within seven (7) days of the date upon which you sign it in order to reinstate a claim under the ADEA, and within fifteen (15) days of the date upon which you sign it in order to reinstate a claim under the Minnesota Human Rights Act. You understand that if you decide to rescind this agreement, you must put the rescission in writing and deliver it to:

William P. Murnane President and CEO Innovex, Inc. 5540 Pioneer Creek Drive Maple Plain, MN 55359

by hand or mail within seven (7) or fifteen (15) days of the date on which you sign it. If you deliver the rescission by mail, it must be: (a) postmarked within seven (7) or fifteen (15) days of the date on which you signed this agreement; (b) addressed to William P. Murnane at the above address; and (c) sent by certified mail, return receipt requested.

You understand that if you rescind this agreement, all of Innovex’s obligations to you under this agreement will immediately cease and terminate, and Innovex will owe you no further amounts hereunder, and any amounts which have been paid or provided to you under this agreement, shall be immediately returned to Innovex. Innovex reserves the right to revoke this agreement during the 21-day period required by ADEA if you take any action during that period and before the execution of this agreement to materially decrease the value to Innovex of the consideration we are requesting in exchange for our execution of this agreement. Moreover, in the event you shall breach any of your continuing obligations as set forth in this agreement, Innovex shall reserve the right to withhold any future consideration under this agreement to be paid to you and to seek recovery of all sums previously paid to you. Further, Innovex shall have the right to seek injunctive relief should such relief become necessary to enforce Innovex’s rights under this agreement.

3. Confidentiality and Non-Disparagement. You agree that you will not disclose the terms of this Agreement to any person or organization other than family, financial advisors or attorneys or as may be required by law. You further agree that you shall not in any manner or respect disparage Innovex or its employees.

4. Return of Property. You agree that upon your last day of active employment at Innovex, as Vice President of Worldwide Operations on December 31, 2002, you shall return all Innovex property and confidential information in your possession except as allowed in this Agreement.

This agreement shall not in any way be construed as an admission of liability by Innovex or an admission that Innovex has acted wrongfully with respect to you. Innovex specifically denies and disclaims any such liability or wrongful acts.

If any provision of this agreement is found to be illegal and unenforceable, such provision shall be severed and modified to the extent necessary to make it enforceable; and as so severed or modified, the remainder of this agreement shall remain in full force and effect.

This Agreement is governed by and shall be construed in accordance with the laws of the State of Minnesota and any dispute related thereto shall be venued in the state courts of Minnesota located in Hennepin County, Minnesota.

This agreement sets forth our entire agreement and fully supercedes any prior oral or written agreements or understandings between you and Innovex except for your Employment Agreement and your stock option agreements, which remain fully in effect according to their respective terms except as modified herein. Innovex asks that our records reflect that you conclude your employment on terms you understand and accept. Therefore we ask that you declare that you have entered into this agreement voluntarily, without coercion, duress, or reliance on any representations by any Innovex employee, agent, or lawyer and with the opportunity to review its contents with legal counsel should you desire.

If this letter accurately reflects our understanding and agreement, please sign the original and copy and return both copies to me.

Sincerely,

William P. Murnane
President and CEO

        Read and agreed to, with declarations confirmed, this _____ day of __________________, 2002.

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Srinivas Kuchipudi